Analyst call
                   operator introduction script

     Good morning everyone, and welcome to the Indiana Energy and SIGCORP analyst teleconference call.

     This call is intended for investors and analysts only. If there are any members of the press on this call, we ask that you please disconnect now. This call is being recorded.

     With us today, we have Niel Ellerbrook, President and CEO of Indiana Energy, and Andrew Gaybel, President and COO of SIGCORP, Jeff Whiteside, Director of Investor Relations and Corporate Communications for Indiana Energy, and Tim Burke, Secretary and Treasurer of SIGCORP.

     Time permitting, we will be taking questions you may place yourself in the queue simply by pressing the digit 1 followed by the 4 on your touch-tone telephone. If your question has already been answered, you can remove yourself from the queue by pressing the # sign on your telephone.

     Now, I would like to turn the call over to Mr. Whiteside.

     Please go ahead sir . . .


                  ANALYST TELECONFERENCE SCRIPT

JEFF

     Good morning everyone, and thank you for joining us this morning. With me today are Niel Ellerbrook, President and CEO of Indiana Energy, Andy Gaybel, president and chief operating officer of SIGCORP, and Tim Burke, Secretary and Treasurer for SIGCORP.

     Before we get started, let me advise you that this conference call will contain certain statements about future business operations, financial performance and other issues which are forward looking. Actual results could differ materially from those that will be projected. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that has been provided will be readily available on the forms 8K to be filed by Indiana Energy, Inc. and SIGCORP, Inc. with the SEC.

     With that, I will ask Niel to begin his remarks.

NIEL
     Thanks, Jeff.

     We're delighted to have this opportunity to talk to you today about the merger of equals Indiana Energy and SIGCORP announced this morning. Our combination creates a new holding company, to be named Vectren Corporation, with a total enterprise value of $1.9 billion.

     Let me explain why I believe that our companies are an ideal fit and then Andy will share his thoughts on today's announcement.

     I'll begin by noting that this merger combines two similar companies. SIGCORP and Indiana Energy have each pursued similar strategies. We both have strong balance sheets, low-cost operations, growing service areas, diversified product portfolios, and track records of delivering superior shareholder value.

     Not a bad place to start.

     SIGCORP and Indiana Energy each boast an entrepreneurial culture, an outstanding work force, firm Indiana roots, and a drive to aggressively pursue the opportunities presented by the converging energy industry. Through its utility subsidiaries, Vectren will offer gas and/or electricity to 650,000 customers in adjoining service areas that cover nearly two-thirds of Indiana.

     When combined, our asset mix will be split evenly between gas and electric, positioning Vectren to deliver energy in whatever form our customers need while at the same time balancing our earnings. Vectren will offer superior customer service and some of the most competitive energy prices in the country.

     Vectren's non-utility subsidiaries will offer energy-related products and services, fiber-optic based telecommunication services, materials management, locating and trenching services and energy marketing to customers throughout the surrounding region.

     We will be able to cross-sell a greater array of products and services to our existing and future customer base and to make the investment in technology that will be necessary to succeed in an increasingly competitive environment.

     Our goals for the combined company are clear. We expect to grow earnings per share on average by 10% a year and for earnings from non-regulated operations to contribute over 25% of the consolidated total by 2003. We also expect to continue each company's long track record of increasing dividends.

     Following the merger, I will be chairman and chief executive officer of Vectren and Andy Gaybel will be president and chief operating officer. Indiana Energy's chairman, Larry Ferger, and SIGCORP's chairman and CEO, Ron Reherman, both will retire although they will continue to serve on the board of directors of the new company which will consist of 16 directors, eight from each company.

     It's no secret that the energy industry is converging; successful participants are going to have to offer customers a broad array of products and services. Both SIGCORP and Indiana Energy recognize this, and today's announcement marks definitive action toward working together to capture growth opportunities in both our regulated and non-regulated businesses, thereby creating greater value for our shareholders. Now, let me introduce Andy Gaybel. Andy?

ANDREW

     Thank you, Niel. We at SIGCORP are equally excited about today's announcement. We have known Indiana Energy for years and, in fact, we are partners in Energy Systems Group, a joint venture formed in 1997 that provides energy-related performance contracting services.

     Simply put, this combination makes sense. It's a marriage of strengths. SIGCORP has the lowest average retail electric rate in the state and each of us has among the lowest gas rates.
Furthermore, over the last several years, our customer growth rates have exceeded the national average.

     Now, I'd like to take a moment to review some of the terms of the merger.

     First and foremost, this is truly a merger of equals.

     Under the agreement, SIGCORP shareholders will receive one and one-third shares of Vectren common stock for each share of SIGCORP and Indiana Energy shareholders will receive one share of Vectren common stock for each share of Indiana Energy they hold. The transaction is expected to be tax-free to shareholders and to be accounted for as a pooling of interests.

     We anticipate that the dividend, on an equivalent share basis, would be set at or above the current dividend levels at both companies.

     We expect to realize net merger savings of nearly $200 million over ten years from the elimination of duplicate corporate and administrative programs and greater efficiencies in operations, business processes and purchasing. Position reductions due to the merger are expected to be less than 7% of the consolidated workforce, or about 120 positions out of a total workforce of approximately 1,850.

     The transaction is anticipated to be immediately accretive, excluding one-time changes related to combining the companies.

     Indiana Energy's and SIGCORP's utility companies will remain separate subsidiaries of Vectren and will continue to operate under the names Indiana Gas Company and SIGECO.

     The corporate headquarters of Vectren will be in Evansville, Indiana. Indiana Gas Company and SIGECO will continue to be headquartered in Indianapolis and Evansville, Indiana, respectively.

     The merger is conditioned, among other things, upon the approvals of the shareholders of each company and customary regulatory approvals. We anticipate that the regulatory processes can be completed in six to nine months.

     In summary, we intend to be a focused, high-quality, high-service regional player in our regulated businesses and to seek and develop new revenue opportunities in non-regulated businesses.

NIEL

     Thank you, Andy. And now, we would be pleased to take your questions.